Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined financial statements as of and for the six months ended June 30, 2026 and for the year ended December 31, 2025 are intended to reflect the impact of the Cox Transactions on the consolidated financial statements of Charter Communications, Inc. (“Charter”), as if the Cox Transactions had occurred as of June 30, 2026 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2025 for the unaudited pro forma condensed combined statements of operations. The accompanying unaudited pro forma financial statements present the pro forma financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter and Cox Communications, Inc (“Cox Communications”) and the related pro forma transaction accounting adjustments as described in the accompanying notes. The transaction accounting adjustments are intended to reflect U.S. generally accepted accounting principles (“GAAP”) to illustrate the effects of the transactions on Charter’s historical financial statements.

The Transactions

On May 16, 2025, Charter, Charter Communications Holdings, LLC (“Charter Holdings”), and Cox Enterprises, Inc. (“Cox Enterprises”) entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses (the “Equity Sale”), (ii) Cox Enterprises will contribute the equity interests of Cox Communications and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings (the “Contribution”), and (iii) Cox Enterprises will pay $1.00 to Charter (collectively, the “Cox Transactions”). Under the Transaction Agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.

Pursuant to the Transaction Agreement, at the closing of the Cox Transactions:

•	in consideration of the Equity Sale, Charter will pay $3.5 billion in cash to Cox Enterprises;

•	in consideration of the Contribution, Charter Holdings will (i) pay to Cox Enterprises $650 million in cash and (ii) issue to Cox Enterprises convertible preferred units of Charter Holdings with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and

•	in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of the newly created Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The combined entity will assume Cox Communications’ approximately $12.4 billion in outstanding net debt and finance leases.

Basis of Presentation

The unaudited pro forma financial statements are based on (i) the unaudited consolidated financial statements of Charter as of and for the three and six months ended June 30, 2026 contained in Charter’s Quarterly Report on Form 10-Q filed with the SEC on July 24, 2026, (ii) the unaudited consolidated financial statements of Cox Communications as of and for the three and six months ended June 30, 2026 contained in this Current Report on Form 8-K, (iii) the audited consolidated financial statements of Charter as of and for the year ended December 31, 2025 contained in Charter’s Annual Report on Form 10-K filed with the SEC on January 30, 2026, and (iv) the audited consolidated financial statements of Cox Communications as of and for the year ended December 31, 2025 contained in Charter’s Current Report on Form 8-K filed with the SEC on July 23, 2026.

The Cox Transactions will be accounted for using the acquisition method of accounting with Charter as the accounting acquirer. As of the date of this current report, Charter has not completed the detailed valuation studies necessary to arrive at final estimates of the fair market value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Cox Communications to Charter’s accounting policies. As indicated in Note 1 to the unaudited pro forma financial statements, based on information currently available, Charter has made certain adjustments to the historical book values of the assets and liabilities of Cox Communications to reflect preliminary estimates of fair values necessary to prepare the unaudited pro forma financial statements. Actual results may differ from these unaudited pro forma financial statements once the Cox Transactions are completed which includes determining the final purchase price for Cox Communications, completing the valuation studies necessary to finalize the required purchase price allocations, and identifying any additional conforming accounting policy changes for Cox Communications. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma financial statements are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Cox Transactions occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial statements. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform the Cox Communications financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial statements of the combined company.

The unaudited pro forma financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations also do not include any revenue or expense synergies or dis-synergies resulting from the Cox Transactions.

In connection with the Cox Transactions, at the closing, Charter, Cox Enterprises and Advance/Newhouse Partnership (“A/N”) will enter into the amended tax receivables agreement, which will set forth the terms pursuant to which Charter will pay Cox Enterprises and A/N, as applicable, for tax benefits arising from Cox Enterprises’ or A/N’s potential future exchanges of their respective Charter Holdings common units and Charter Holdings convertible preferred units, as applicable, into cash or Charter Class A common stock pursuant to the amended exchange agreement. The amended tax receivables agreement will provide for a payment by Charter of 50% of the tax benefits when realized by Charter from the step-up in tax basis resulting from any such future exchanges. A/N is currently party to the existing tax receivables agreement with Charter, and such agreement will be amended and restated by the amended tax receivables agreement at the closing. Charter has not recorded a pro forma adjustment for the tax receivables agreement with Cox Enterprises as a contingent consideration obligation in the preliminary purchase price allocation as it is impractical to estimate its fair value since the tax benefit is dependent on uncertain future events that are outside Charter’s control. A future exchange is not based on a fixed and determinable date and the exchange is not certain to occur.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
(dollars in millions)

		Cox
	Charter	Communications	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$509	$79	$(158)	1a	$430
Accounts receivable, net	3,651	633	—		4,284
Amounts due from Cox Enterprises, Inc.	—	4,632	(4,632)	1b	—
Prepaid expenses and other current assets	813	350	—		1,163
Total current assets	4,973	5,694	(4,790)		5,877

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	47,955	12,504	3,996	1c	64,455
Customer relationships, net	238	479	3,121	1c	3,838
Franchises	67,471	10,275	(3,750)	1c	73,996
Goodwill	29,710	1,260	(1,260)	1c	29,710
Total investment in cable properties, net	145,374	24,518	2,107		171,999

OTHER NONCURRENT ASSETS	5,271	1,020	(351)	1d	5,940

Total assets	$155,618	$31,232	$(3,034)		$183,816

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$12,779	$1,871	$—		$14,650
Current portion of long-term debt	999	1,038	—		2,037
Total current liabilities	13,778	2,909	—		16,687

LONG-TERM DEBT	92,960	11,457	2,778	1e	107,195
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,596	—	—		1,596
DEFERRED INCOME TAXES	20,237	4,542	(4,991)	1f	19,788
OTHER LONG-TERM LIABILITIES	5,146	466	—		5,612

SHAREHOLDERS’ EQUITY:
Controlling interests	16,952	11,858	(15,110)	1g	13,700
Noncontrolling interests	4,949	—	14,289	1g	19,238
Total shareholders’ equity	21,901	11,858	(821)		32,938

Total liabilities and shareholders’ equity	$155,618	$31,232	$(3,034)		$183,816

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2026

(dollars and weighted average shares outstanding in millions, except per share amounts)

		Cox
	Charter	Communications	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
REVENUES	$27,123	$6,067	$25	2a	$33,215

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	16,378	3,561	(106)	2b	19,833
Depreciation and amortization	4,408	1,061	243	2c	5,712
Other operating expenses, net	66	139	5	2d	210
	20,852	4,761	142		25,755
Income from operations	6,271	1,306	(117)		7,460

OTHER INCOME (EXPENSES):
Interest expense, net	(2,532)	(220)	(278)	2e	(3,030)
Other expenses, net	88	29	(32)	2f	85
	(2,444)	(191)	(310)		(2,945)

Income before income taxes	3,827	1,115	(427)		4,515
Income tax expense	(940)	(241)	327	2g	(854)
Consolidated net income	2,887	874	(100)		3,661
Less: Net income attributable to noncontrolling interests	(432)	—	(1,031)	2h	(1,463)
Net income attributable to Charter shareholders	$2,455	$874	$(1,131)		$2,198

EARNINGS PER COMMON SHARE:
Basic	$20.00			2i	$17.87
Diluted	$19.81			2i	$17.59
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	123			2i	123
Diluted	124			2i	137

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2025

(dollars and weighted average shares outstanding in millions, except per share amounts)

		Cox
	Charter	Communications	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
REVENUES	$54,774	$12,531	$54	2a	$67,359

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	32,739	7,543	(222)	2b	40,060
Depreciation and amortization	8,711	2,158	505	2c	11,374
Impairment of intangible assets	—	5,604	—		5,604
Other operating expenses, net	416	192	162	2d	770
	41,866	15,497	445		57,808
Income (loss) from operations	12,908	(2,966)	(391)		9,551

OTHER INCOME (EXPENSES):
Interest expense, net	(5,042)	(424)	(573)	2e	(6,039)
Other expenses, net	(408)	(30)	(30)	2f	(468)
	(5,450)	(454)	(603)		(6,507)

Income (loss) before income taxes	7,458	(3,420)	(994)		3,044
Income tax expense	(1,692)	772	432	2g	(488)
Consolidated net income (loss)	5,766	(2,648)	(562)		2,556
Less: Net income attributable to noncontrolling interests	(779)	—	(401)	2h	(1,180)
Net income (loss) attributable to Charter shareholders	$4,987	$(2,648)	$(963)		$1,376

EARNINGS PER COMMON SHARE:
Basic	$36.90			2i	$10.19
Diluted	$36.21			2i	$10.00
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	135			2i	135
Diluted	138			2i	138

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Cox Transactions Pro Forma Balance Sheet Adjustments

For purposes of the unaudited pro forma financial statements, the preliminary purchase price is assumed to be approximately $14.3 billion based on preliminary fair value estimates for each component of consideration transferred to Cox Enterprises. The Charter Holdings common units which are exchangeable into Charter Class A common stock are fair valued based on a $142.21 closing price of Charter Class A common stock on June 30, 2026, representing the last business day of the recently completed month. The Charter Holdings convertible preferred units are fair valued based on a binominal lattice simulation model contemplating a 6.875% preferred cash dividend on the instrument’s $6.0 billion par value and estimated fair value of Charter Class A common stock upon conversion. The final purchase price will be different from the preliminary purchase price presented as the fair value of the equity portion of the Cox Transactions consideration will be based on the fair value of Charter Class A common stock at closing.

(in millions, except price per share data)
Charter Holdings common units issued to Cox Enterprises	33.6
Closing price as of June 30, 2026	$142.21
Estimated fair value of Charter Holdings common units issued to Cox Enterprises	$4,776
Estimated fair value of Charter Holdings convertible preferred units issued to Cox Enterprises	5,378
Cash paid to Cox Enterprises	4,150
Total preliminary purchase price	$14,304

The table below presents the allocation of the preliminary purchase price to the identifiable assets acquired and liabilities assumed at their respective estimated fair values as if the Cox Transactions had closed on June 30, 2026.

(in millions)
Current assets	$1,083
Property, plant and equipment	16,500
Customer relationships	3,600
Franchises	6,525
Other noncurrent assets	669
Current liabilities (includes current portion of long-term debt of $1.0 billion)	(2,909)
Long-term debt	(10,113)
Deferred income taxes	(585)
Other long-term liabilities	(466)
$14,304

The preliminary estimates are based upon currently available information. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.

Upon finalization of the fair value assessment, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

The following summarizes the pro forma balance sheet adjustments relating to the Cox Transactions:

(a)	Pro forma adjustment of $158 million to cash and cash equivalents represents the use of cash to pay approximately $151 million of remaining transaction costs not already reflected in the historical financial statements including advisor fees and other expenses directly related to the Cox Transactions, as well as $28 million use of cash to pay debt issuance costs, offset by $21 million source of cash from Cox Enterprises to reflect minimum operating cash of $100 million to be assumed at closing per the Transaction Agreement. Refer to (e) below for sources and uses of cash.

(b)	Represents the elimination of the intercompany note receivable from Cox Enterprises not assumed in the Cox Transactions.

(c)	For pro forma purposes, preliminary estimates are used for allocations of the purchase price to Cox Communications' property, plant and equipment; customer relationships; and franchises. As of the filing date, Charter has not completed the detailed valuation studies necessary to determine the fair value of Cox Communications' assets to be acquired and liabilities to be assumed, or the related allocations of purchase price. Accordingly, the allocation of purchase price to acquired tangible and intangible assets is based on preliminary fair value estimates and is subject to revision following management's final analysis, with assistance from third-party valuation advisors, upon completion of the Cox transactions. The estimated tangible and intangible asset values and their remaining useful lives may materially change based on information obtained during the acquisition process and circumstances occurring prior to closing.

(d)	Represents the write-down of the Cox Communications trade name intangible under the market participant assumption that it will not continue as a market-based intangible. The Spectrum trade name will be used to market or promote the products and services of the combined company across the Cox footprint whereas the Cox Communications trade name will become the name of the combined company within one year of closing the Cox Transactions.

(e)	Cox Communications’ debt assumed was adjusted to the most recent available estimated fair value using quoted market values as of June 30, 2026 representing the last business day of the recently completed month. This adjustment resulted in a decrease in long-term debt of approximately $1.3 billion. The fair value adjustment to long-term debt is a result of quoted market values of Cox Communications’ debt being lower than the face amount of the related debt as a result of market interest rates being higher than the stated interest rate of the debt. In acquisition accounting, this results in the recognition of a debt discount that is amortized as an increase to interest expense over the remaining life of the debt. In addition, long-term debt was also adjusted to reflect $4.15 billion new debt raised, less debt issuance costs, to fund the preliminary purchase price of the Cox Transactions. This includes an additional $150 million for Cox Communications’ bond repayment at maturity in June 2025 that is no longer intended to be refinanced before closing of the Cox Transactions.

The following table presents pro forma cash sources and uses as a result of the Cox Transactions.

(in millions)
Sources:
Proceeds from issuance of long-term debt	$4,150
Cox Communications cash and cash equivalents assumed	79
Cox Enterprises cash contributed to reflect minimum operating cash	21
Charter cash and cash equivalents on-hand	79
$4,329
Uses:
Cash portion of purchase price paid to Cox Enterprises	$4,150
Remaining transaction costs including advisor fees and other expenses	151
Debt issuance costs	28
$4,329

(f)	For pro forma purposes, deferred taxes are presented dependent on the anticipated tax treatment for the Contribution and the Equity Sale components of the Cox Transactions. The Contribution is treated as a nontaxable partnership contribution and no Charter deferred taxes are assumed to be recorded in purchase accounting as the excess book basis of net assets contributed is associated with the noncontrolling interest partner, Cox Enterprises, and not the controlling interest partner, Charter. The Equity Sale is treated as a taxable stock acquisition and the tax attributes of the Cox Communications subsidiaries acquired are assumed to carry over to Charter and net deferred tax liabilities of $585 million are estimated to be recorded in purchase accounting reflecting historical temporary difference of these subsidiaries contemplating additional book step-up and applying an estimated tax rate of 25%. Lastly, on the relative ownership adjustment of Charter Holdings, a $1.0 billion reduction in deferred tax liabilities is estimated for the carrying value adjustment to Charter’s common units held in Charter Holdings applying an estimated tax rate of 25%. Refer to (h) below on relative ownership adjustment to shareholders’ equity.

(g)	Pro forma adjustments to controlling interests and noncontrolling interests in shareholders’ equity are reflected as follows.

(in millions)
Controlling Interests:
Elimination of Cox Communications’ historical equity	$(11,858)
Payment of remaining transaction costs including advisor fees	(151)
Relative ownership adjustment of Charter Holdings’ common unit equity balances, net of tax	(3,101)
$(15,110)

Noncontrolling Interests:
Estimated fair value of Charter Holdings common units issued to Cox Enterprises	$4,776
Estimated fair value of Charter Holdings convertible preferred units issued to Cox Enterprises	5,378
Relative ownership adjustment of Charter Holdings’ common unit equity balances	4,135
$14,289

The Charter Holdings common units issued to Cox Enterprises as a portion of the consideration for the Contribution initially are measured at their fair value of $4.8 billion in accordance with acquisition accounting. However, upon new partner entry to Charter Holdings, the carrying amounts of the common units of the controlling interest (Charter) and noncontrolling interests (Cox Enterprises and A/N) are adjusted to reflect their relative effective common ownership interest in Charter Holdings. Relative ownership adjustment results in an increase to noncontrolling interests of approximately $4.1 billion and a corresponding decrease to additional paid-in capital of $4.1 billion, net of a $1.0 billion reduction in deferred income taxes, for Charter’s decrease in book basis in Charter Holdings.

Note 2. Cox Transactions Pro Forma Statement of Operations Adjustments

The following summarizes the pro forma statement of operations adjustments relating to the Cox Transactions.

(a)	Proforma adjustments to revenues of $25 million and $54 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, represent reclassifications of customer revenues treated as contra-expense in Cox Communications historical financials in order to conform to Charter’s financial statement presentation including i) cash collected from customers to recover collection costs reclassed from operating costs and expenses, ii) cash collected from customers for unreturned equipment fees reclassed from other operating expenses, net, and iii) real estate sublease income reclassed from other expenses, net.

(b)	Pro forma adjustments to operating costs and expenses of $106 million and $222 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, represents costs related to excluded parent company obligations and intercompany cost allocations from Cox Enterprises that are to be terminated by Cox Communications at the closing in connection with the Transaction Agreement. Following the closing, these costs will not be incurred by Charter. Pro forma adjustments to operating costs and expenses also includes the reclassification of customer revenues treated as contra-expense in Cox Communications historical financials in order to conform to Charter’s financial statement presentation. See Note 2(a).

(c)	Depreciation and amortization increased by $243 million and $505 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, as follows.

(in millions)	Six Months Ended June 30, 2026			Year Ended December 31, 2025
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Cox Communications pro forma expense based on fair value	$1,031	$273	$1,304	$2,063	$600	$2,663
Cox Communications historical expense			(1,061)			(2,158)
			$243			$505

The increase was estimated using a preliminary average remaining useful life of 8 years for property, plant and equipment and 11 years for customer relationships. Property, plant and equipment are depreciated using a straight-line depreciation method. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, Cox Communications’ pro forma customer relationships of $3.6 billion would result in amortization expense under the accelerated method of $600 million for year 1, $545 million for year 2, $491 million for year 3, $436 million for year 4, $382 million for year 5 and $1.1 billion thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $169 million and $349 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, while the effect of a one-year increase would result in a decrease of approximately $133 million and $275 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of remaining useful lives are made.

(d)	Pro forma adjustment to increase other operating expenses, net by $162 million for the year ended December 31, 2025 primarily represents the payment of remaining transaction costs not already reflected in the historical financial statements including advisor fees and other expenses directly related to the Cox Transactions. Transaction costs of $23 million and $128 million are included in the historical income statement of Charter within other operating expenses, net for the six months ended June 30, 2026 and year ended December 31, 2025, respectively. Pro forma adjustments to other operating expenses, net for the six months ended June 30, 2026 and year ended December 31, 2025 also includes the reclassification of customer revenues treated as contra-expense in Cox Communications historical financials in order to conform to Charter’s financial statement presentation. See Note 2(a).

(e)	Interest expense, net increased by $278 million and $573 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, as follows.

	Six Months Ended	Year Ended
(in millions)	June 30, 2026	December 31, 2025
Additional interest expense on new debt issued	$(138)	$(275)
Elimination of intercompany note interest income	(84)	(188)
Amortization of discount as a result of adjusting assumed Cox Communications’ long-term debt to fair value	(59)	(118)
Amortization of new debt issuance costs	(1)	(2)
Elimination of amortization related to Cox Communications’ debt discounts and debt issuance costs	4	10
	$(278)	$(573)

(f)	Pro forma adjustment to increase other expenses, net by $32 million and $30 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, primarily represents the elimination of the Cox Enterprises allocated non-service component of pension benefit. Following the closing, these pension benefits will not be incurred by Charter. Pro forma adjustments to other expenses, net also includes the reclassification of customer revenues treated as contra-expense in Cox Communications historical financials in order to conform to Charter’s financial statement presentation. See Note 2(a).

(g)	The pro forma adjustment to income tax expense of $327 million and $432 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, was determined by removing Cox Communications’ income tax expense and applying an estimated Charter tax rate of 25% to pro forma income before taxes allocated to Charter after the allocation of profits to the noncontrolling interest holders.

(h)	Net income attributable to noncontrolling interest increased by $1.0 billion and $401 million for the six months ended June 30, 2026 and year ended December 31, 2025, respectively, as shown in the following table. All ownership amounts are calculated using whole numbers; minor differences may exist due to rounding.

	Six Months Ended	Year Ended
(in millions)	June 30, 2026	December 31, 2025
Charter Holdings pro forma income before income taxes	$4,515	$3,044
Charter Holdings 6.875% cash dividend to Cox Enterprises preferred unit holders	(207)	(413)
Charter Holdings pro forma income before income taxes available for allocation to common unit holders	$4,308	$2,631
Noncontrolling interest in Charter Holdings excluding preferred units based on pro forma common unit ownership of Charter Holdings (20.0% Cox Enterprises and 9.2% A/N)	29.2%	29.2%
Noncontrolling interest expense - Charter Holdings common units	$1,256	$767
Noncontrolling interest expense - Charter Holdings convertible preferred units	207	413
Eliminate historical noncontrolling interest expense recorded based on historical A/N common unit ownership of Charter Holdings	(432)	(779)
	$1,031	$401

(i)	The following table sets forth the computation of pro forma basic and diluted earnings per share for the six months ended June 30, 2026 and year ended December 31, 2025. Not included in the computation of pro forma diluted earnings per share because the effect would be anti-dilutive are the 33.6 million Charter Holdings common units for the six months ended June 30, 2026 and year ended December 31, 2025 and the 12.6 billion equivalent common units for the Charter Holdings convertible preferred units ($6.0 billion par value divided by $477.41 initial conversion price) issued to Cox Enterprises on an if-converted, if-exchanged basis for the year ended December 31, 2025.

	Six Months Ended	Year Ended
(in millions, except per share data)	June 30, 2026	December 31, 2025
Numerator:
Pro forma net income attributable to common stock	$2,198	$1,376
Effect of dilutive securities:
Charter Holdings convertible preferred units	207	—
Pro forma net income attributable to common stock after assumed conversions	$2,405	$1,376

Denominator:
Pro forma Charter weighted average shares outstanding, basic	123	135
Effect of dilutive securities:
Assumed exercise or issuance of shares relating to stock plans	1	3
Weighted average Charter Holdings convertible preferred units	13	—
Pro forma weighted average common shares outstanding, diluted	137	138

Pro forma net income per share attributable to common stock:
Basic	$17.87	$10.19
Diluted	$17.59	$10.00